Exhibit 21.1

HMS HOLDINGS CORP.
LIST OF SUBSIDIARIES

Subsidiary	State of Incorporation

Health Management Systems, Inc. 401 Park Avenue South New York, NY 10016	New York

HMS Business Services Inc. 401 Park Avenue South New York, NY 10016	New York

Reimbursement Services Group Inc. 401 Park Avenue South New York, NY 10016	New York

Permedion Inc. 350 Worthington Rd Westerville, OH 43082	New York

IntegriGuard 2121 North 117thAve Omaha, NE 68164	Delaware

AMG-SIU 825 N. Park Center Drive Suite 102 Santa Ana, CA 92705	California